Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (33-79894, 33-87104, 33-89642, 33-98806, 333-25879) on Form S-8 of Onsite
Energy Corporation of our report dated August 28, 1997, relating to the consolidated balance sheet of Onsite Energy Corporation and subsidiaries as of June 30, 1997 and the related statements of operations, shareholders' equity (deficit) and cash flows for the years ended June 30, 1997 and 1996 which report appears in the June 30, 1997 annual report on Form 10-KSB, as amended, of Onsite Energy COrporation.





HEIN + ASSOCIATES
Certified Public Accountants


Orange, California
October 14, 1997